Exhibit 99:

FOR IMMEDIATE RELEASE

Contact:	F. Scott Bauer, President (336) 768-8500

Southern Community Financial Corporation
Reports Record 2002 and Fourth Quarter Earnings;
Earnings Per Share Triples for the Fourth Quarter

     Winston-Salem, N.C. – Southern Community Financial Corporation (Nasdaq: SCMF and SCMFP) (the “Company”), the holding company for Southern Community Bank and Trust, reported record operating results for both the three months and the year ended December 31, 2002 with after tax net income of $1.1 million and $3.2 million, respectively compared to $403,000 and $2.1 million for the same periods last year. Earnings for the fourth quarter increased 160% from the prior year period and earnings for the full year 2002 increased 53% from 2001. Diluted net income per share for the three months ended December 31, 2002 were a record $0.12, triple the diluted net income per share of $0.04 for the fourth quarter of 2001. Diluted net income per share for the year ended December 31, 2002 was $0.35 compared to diluted net income of $0.23 for the year ended December 31, 2001, an increase of 52.2%.

Significant milestones achieved during 2002:

>	Exceeding $600 million of total assets in the sixth year of operations, finishing the year with total assets of $612 million;
>	Achieving loan and deposit growth of approximately 17% and 14%, respectively;
>	Completing an offering of $17.25 million of convertible trust preferred securities;
>	Opening a new office in High Point (Guilford County);
>	The opening of a new Trust Division;
>	Ranking 44th in Home Equity Loans out of the Top 150 Bank Holding Companies in the Country;
>	Paying our sixth consecutive stock dividend;
>	Announcing a stock repurchase program of up to 100,000 shares;
>	Maintaining excellent credit quality with net charge-offs for the year representing 0.18% of average loans and non-performing assets comprising 0.37% of total assets at year-end;
>	Ranking 5th in market share in Forsyth County and 2nd in market share in Yadkin County based on June 30, 2002 FDIC deposit data.

     Net interest income for the fourth quarter of 2002 increased by 43.0% over the fourth quarter of 2001 and totaled $5.0 million compared to $3.5 million in the prior year period. For the year ended December 31, 2002, net interest income was $17.5 million compared to $13.3 million for the year 2001, an increase of 31.1%. Growth in net interest income during the quarter can be attributed to an increase in earning assets, primarily loans, and an increase in net interest margin to 3.48% in the current quarter from 3.34% during the year ago quarter. For the full year, the growth in net interest income resulted from the growth in earning assets, primarily loans.

     Non-interest income for the fourth quarter of 2002 increased by 62.2% over the fourth quarter of 2001 and totaled $1.3 million compared to $785,000 in the prior year period. Non-interest income for the year ended December 31, 2002 totaled $3.9 million compared to $3.4 million for last year. However, adjusting for a $383,000 one-time gain on an interest rate contract during the 2001 period, non-interest income increased by $908,000 or 30.1%. These increases were primarily due to an increase in service charges and improved performance from the full-service brokerage and mortgage origination areas. Non-interest expense for the

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fourth quarter of 2002 increased by 46.6% over the fourth quarter of 2001 and totaled $4.2 million compared to $2.9 million in the prior year period. For the year ended December 31, 2002, non-interest expense increased 32.4% to $14.8 million from $11.2 million for the prior year. These increases can be attributed to the opening of a consumer finance office, a new banking office, and continued internal growth.

     As of December 31, 2002, the Company posted total assets of $612.2 million, an increase of $17.2 million, or 2.9% from September 30, 2002 and an increase of $131.0 million, or 27.2% from December 31, 2001 reflecting increases in the loan and investment portfolios. The Bank’s loan portfolio, net of allowance for loan losses, increased to $415.6 million, an increase of $11.1 million, or 2.8% over September 30, 2002 and an increase of $60.7 million, or 17.1% from December 31, 2001. Total deposits increased to $449.2 million at December 31, 2002, an increase of $1.0 million over September 30, 2002 and an increase of $56.4 million from deposits of $392.9 million at December 31, 2001.

     The Company’s allowance for loan losses equaled $6.3 million, or 1.50%, of loans and 340% of non-performing loans at December 31, 2002. Non-performing loans declined to $1.9 million or 0.44% of total loans at December 31, 2002 from $2.2 million or 0.53% of loans at September 30, 2002. Non-performing assets decreased to $2.3 million, or 0.37% of total assets at December 31, 2002 from $2.4 million, or 0.41% of total assets at September 30, 2002. Net charge-offs for the year 2002 represented 0.18% of average loans.

     F. Scott Bauer, Chairman, President and Chief Executive Officer, commented, “We are extremely pleased with the record earnings reported for the fourth quarter and full year 2002. In particular, the strong results for the third and fourth quarter of 2002 indicate that Southern Community has significant earnings momentum going into 2003. These results are attributable to continued solid growth in earning assets, improvement in our net interest margin, and a quality loan portfolio. This could not have been achieved without the continued commitment to service by our employees and the support of our customers and shareholders”

     Southern Community Financial is the holding company of Southern Community Bank and Trust, a full-service bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through “Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

     Southern Community’s securities trade on the Nasdaq National Market under the common stock symbol SCMF and trust preferred SCMFP. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

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